Exhibit 99.3

CONSENT OF RONALD K. KIRK

I consent to the use of my name as a director nominee in the section “Management” in the Registration Statement to be filed by Phillips Edison–ARC Shopping Center REIT Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: February 22, 2010

/s/ Ronald K. Kirk
Name: Ronald K. Kirk